Exhibit 99.1

ZIOPHARM Oncology Announces New Executive Team

NEW YORK, NY – July 16, 2012 – ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP), a biopharmaceutical company focused on the development and commercialization of new cancer therapies, today announced a new executive leadership team reporting to Jonathan Lewis, M.D., Ph.D., Chief Executive Officer. Under this new structure, Hagop Youssoufian, M.Sc., M.D., President of Research and Development and Chief Medical Officer, will, in addition to his current responsibilities, assume oversight of all regulatory affairs and clinical operations, and Caesar J. Belbel, Executive Vice President, Chief Legal Officer and Secretary, will add responsibility for corporate and business development. Jason A. Amello, Executive Vice President and Chief Financial Officer, will continue to be responsible for finance and information technology, and Lynn M. Ferrucci, Senior Vice President, Human Resources, will continue to oversee human resources.

In conjunction with the introduction of the new reporting structure, Richard E. Bagley, President, Chief Operating Officer and Director, is leaving the Company and stepping down from the Company’s Board of Directors. Additionally, Mark Thornton, M.D., Ph.D., Executive Vice President, Government Affairs, Health Policy and Advocacy and Chief Quality Compliance Officer, is leaving the Company to pursue other opportunities. Both Mr. Bagley and Dr. Thornton are expected to remain available to ZIOPHARM on an advisory basis. With Dr. Thornton’s departure, ZIOPHARM will no longer maintain an office in Germantown, MD.

“The management team has been greatly strengthened over the past year with the addition of Hagop, Caesar, Jason, and Lynn,” said Dr. Lewis. “Finalization of the executive reporting structure completes the build-out of this expert leadership team, whose experience and record of recent successes in the biopharma industry align perfectly with our current and future strategic path. This streamlined team is now well positioned to guide ZIOPHARM through a critical period, as we look to near-term data from the pivotal PICASSO3 trial of palifosfamide in soft tissue sarcoma, growing momentum in the MATISSE study of palifosfamide in small cell lung cancer, and advancement of our DNA therapeutics program and platform.”

Dr. Lewis emphasized: “We thank Dick and Mark for their service to the Company. As part of the management team that has driven ZIOPHARM to this pivotal stage, each has made important contributions to our success.”

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a biopharmaceutical company focused on the development and commercialization of new cancer therapies. The Company’s clinical programs include:

Palifosfamide (ZIO-201), a novel DNA-targeted cancer treatment that bypasses drug resistance mediated by ALDH (aldehyde dehydrogenase), an enzyme associated with cancer stem cells, and has a favorable toxicity profile. Intravenous palifosfamide is currently being studied in a randomized, double-blinded, placebo-controlled Phase 3 trial (PICASSO 3) for the treatment of front-line metastatic soft tissue sarcoma and is also in a pivotal Phase 3 trial (MATISSE) for front-line metastatic small cell lung cancer. Additionally, the Company is developing an oral capsule form of palifosfamide.

IL-12 DNA, a novel DNA therapeutic that is delivered to the patient’s tumor and expresses interleukin-12, a protein that controls anti-cancer immune responses. IL-12 DNA is currently in two Phase 1 studies, with plans to move into Phase 2 studies. ZIOPHARM’s DNA therapeutics are being developed in partnership with Intrexon Corporation through a revolutionary synthetic biology platform that allows for targeted, controlled production of therapies in humans with a biologic on/off switch (the RheoSwitch Therapeutic System®). Preclinical and discovery work with multiple therapeutic approaches, such as antibodies, immunotoxins, and protein decoys, is expected to result in multiple clinical candidates in the next 12 to 24 months.

Indibulin (ZIO-301) is a novel, tubulin binding agent that is expected to have several potential benefits, including oral dosing, application in multi-drug resistant tumors, no neuropathy and a tolerable toxicity profile. It is currently being studied in a Phase 1/2 trial in metastatic breast cancer.

Darinaparsin (ZIO-101) is a novel mitochondrial- and hedgehog-targeted agent (organic arsenic) currently in ongoing studies with Solasia Pharma K.K.

ZIOPHARM’s operations are located in Boston, MA and New York City. Further information about ZIOPHARM may be found at www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains certain forward-looking information about ZIOPHARM Oncology that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; our ability to expand our long-term business opportunities; financial projections and estimates and their underlying assumptions; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to: whether Palifosfamide, Darinaparsin, Indibulin, or any of our other therapeutic products will advance further in the clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether Palifosfamide, Darinaparsin, Indibulin, and our other therapeutic products will be successfully marketed if approved; whether our DNA-based biotherapeutics discovery and development efforts will be successful; our ability to achieve the results contemplated by our collaboration agreements; the strength and enforceability of our intellectual property rights; competition from pharmaceutical and biotechnology companies; the development of and our ability to take advantage of the market for DNA-based biotherapeutics; our ability to raise additional capital to fund our operations on terms acceptable to us; general economic conditions; and the other risk factors contained in our periodic and interim SEC reports filed from time to time with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Contact:

For ZIOPHARM

Nicole Jones

ZIOPHARM Oncology, Inc.

617-778-2266

njones@ziopharm.com

Media Contacts:

David Schull or Lena Evans

Russo Partners, LLC

858-717-2310

212-845-4262

david.schull@russopartnersllc.com

lena.evans@russopartnersllc.com